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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:       The Drake Funds Trust

Address of Principal Business Office:

            660 Madison Avenue, 16th Floor
            New York, New York 10021

Telephone Number: (212) 756-1200

Name and Address of Agent for Service of Process:

            Steven J. Luttrell
            660 Madison Avenue
            New York, New York 10021

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            YES /X/

            NO / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on in its behalf in the City of New York and in the State of New York on the 8th day of October, 2004.

[SEAL]                              Signature: The Drake Funds Trust

                                    By: /s/ Steven J. Luttrell
                                        ----------------------------------------
                                        Steven J. Luttrell
                                        Trustee

Attest: /s/ Stacey L. Feller
        -----------------------------------
        Name: Stacey L. Feller
        Secretary